Exhibit 99.4

FROM: LOTTERY & WAGERING SOLUTIONS INC.
      INVESTOR RELATIONS - MILES GREENBERG
      TELEPHONE (954) 885-0560

                             FOR IMMEDIATE RELEASE

       LOTTERY & WAGERING SOLUTIONS INC. ANNOUNCES THE TERMINATION OF THE
                        COMPANY'S OPERATIONS IN SURINAME

PEMBROKE, PINES, FL, FEBRUARY 25, 2005- Lottery & Wagering Solutions Inc. (OTC-BB: "LWSL") announced today that its Board of Directors had decided to terminate all of its operations in Suriname. The Company also announced that on February 21, 2005, it had entered into an agreement to sell for $500,000 its wholly owned subsidiary which has operated a small casino in the Golden Tulip Casino Hotel, Conference and Leisure Center in Paramaribo since September, 2004. The Company's principal operations in Suriname had been conducted from the Plaza Hotel in Paramaribo until December 31, 2004, through its fifty percent owned joint venture subsidiary, Suriname Leisure Company A.V.V. ("SLC"). On January 1, 2005, SLC was evicted from its premises in the Plaza Hotel in Paramaribo, and was forced to halt all of its operations. A Suriname Court held that the plaintiff in the eviction proceeding which had taken title to the Plaza Hotel in a foreclosure proceeding was not bound by SLC's existing lease. The operations of SLC and fees paid to Dorsett Hotels & Resorts, Inc., the Company's wholly owned subsidiary, for managing the operations of SLC, have historically accounted for substantially all of the recent operations and cash flow of LWSL.

Although an appeal of the eviction is still pending, which if successful, could result in restoration of SLC to the premises in the Plaza Hotel and the reinstatement of the Lease, the Board concluded that termination of operations was in the Company's best interests because of the lack of success of the Company's extensive efforts to identify and obtain a suitable alternative site in Suriname, the physical safety of the executives and staff, the uncertainties of the litigation process in Suriname, and the time and expense involved in Suriname, as well as other factors.

The Company has delayed the completion of its financial statements and the filing of its Quarterly Report on Form 10-QSB with the Securities and Exchange Commission for the period ended December 31, 2004, in order to properly reflect in its financial statements the Board's decision to terminate the operations in Suriname.

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This Press Release contains "forward looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this document regarding the Company's strategies, plans, objectives, expectations, and future operating results are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable at this time, it can give no assurance that such expectations will prove to have been correct. Actual results could differ materially based upon a number of factors including but not limited to judicial proceedings in Suriname affecting the Company; the Company's working capital deficit and accumulated deficit; risks associated with geographic expansion and new lines of business; risks inherent in international businesses; political and economic factors; risks of foreign legal systems; restrictions and controls on foreign investments; government regulation; nature of the gaming industry; dependence on successful gaming operations; collectability of casino receivables; effects of currency fluctuations; competition; reliance on advances and dividends from subsidiaries; limited public market and liquidity, and other risks detailed in the Company's Securities and Exchange Commission filings.